UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                              (AMENDMENT NO. 2)*

                         SBA Communications Corporation
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                                (Name of Issuer)

                              Class A Common Stock
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                         (Title of Class of Securities)

                                   78388J106
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                                 (CUSIP Number)

                                June 23, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

    [_]  Rule 13d-1(b)
    [X]  Rule 13d-1(c)
    [_]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

                                      13G
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Cusip No. 78388J106                                    Page 2 of 4 Pages
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1     NAME OF REPORTING PERSON

      AAT Holdings, LLC

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      05-0556762

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                   (a) [_]
                                                   (b) [_]
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

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                    5      SOLE VOTING POWER

                           1,475,495
NUMBER OF           ------------------------------------------------------------
SHARES              6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                   -0-
EACH                ------------------------------------------------------------
REPORTING           7      SOLE DISPOSITIVE POWER
PERSON
WITH                       1,475,495
                    ------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                           -0-

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  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,475,495 shares of Class A Common Stock

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10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [__]

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.4% (based on 103,017,031 shares of Class A Common Stock outstanding as of May 8, 2006)

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12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

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


Item 1(a).    NAME OF ISSUER:

              SBA Communications Corporation

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              5900 Broken Sound Parkway NW
              Boca Raton, Florida 33487

Item 2(a).    NAMES OF PERSONS FILING:

              AAT Holdings, LLC

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              12444 Powerscourt Drive
              Suite 450
              St. Louis, MO 63144

Item 2(c).    CITIZENSHIP:

              Delaware

Item 2(d).    TITLE OF CLASS OF SECURITIES:

              Class A Common Stock

Item 2(e).    CUSIP NUMBER:

              78388J106

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable.

Item 4.       OWNERSHIP.

              (a) Amount beneficially owned: 1,475,495 shares of Class A
                  Common Stock

              (b) Percent of class: 1.4% (based on 103,017,031 shares of
                  Class A Common Stock outstanding as of May 8, 2006)

              (c) Number of shares as to which the person has:

                        Sole power to vote: 1,475,495
                        Shared power to vote: -0-
                        Sole power to dispose of shares: 1,475,495
                        Shared power to dispose of shares: -0-


Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable.

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


Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

Item 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable.

Item 10.     CERTIFICATIONS.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                             SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       AAT HOLDINGS, LLC



                                       By: /s/ Wendy Knudsen
                                           ------------------------------------
                                              Name:       Wendy Knudsen
                                              Title:      Authorized Officer

Date: June 26, 2006

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